Type:    EX-11             Net Income(loss) Per Share

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NET INCOME(LOSS) PER SHARE                                          EXHIBIT 11.1

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

                                                      THIRTEEN WEEKS ENDED
                                                  ------------------------------
                                                     May 5,          April 29,
                                                      2001             2000
                                                  ------------      ------------

Net income(loss)                                  $ (1,417,921)     $  2,403,515
                                                  ============      ============

Weighted average shares outstanding - basic         22,332,096        22,223,443

Dilutive effect of stock options                             0           193,987
                                                  ------------      ------------

Weighted average shares outstanding - diluted       22,332,096        22,417,430
                                                  ============      ============

Net income(loss) per share - basic                $      (0.06)     $       0.11
                                                  ============      ============

Net income(loss) per share - diluted              $      (0.06)     $       0.11
                                                  ============      ============
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